EXHIBIT 99.1

PRESS RELEASE	UNIVISION COMMUNICATIONS INC.

Investor Contact:	Media Contact:
Diana Vesga	Stephanie Pillersdorf/Brooke Morganstein
Univision Communications Inc.	Citigate Sard Verbinnen
310-556-7695	212-687-8080

UNIVISION ANNOUNCES 2003 THIRD QUARTER RESULTS

Net Revenue Increases 19%

Operating Income Increases 40%

Net Income Increases 108%

EPS Increases from $0.08 to $0.16

Univision, TeleFutura and Galavision Television Networks Each Reach Record Audience Levels

LOS ANGELES, CA, NOVEMBER 13, 2003 — Univision Communications Inc. (NYSE: UVN), the leading Spanish-language media company in the United States, today announced financial results for the third quarter ending September 30, 2003.

Consolidated third quarter 2003 net revenue increased 19% to $321.1 million from $269.8 million in 2002.  Net income increased 108% to $42.2 million in 2003 from $20.3 million in 2002 and diluted earnings per share (EPS) increased to $0.16 in 2003 from $0.08 in 2002. Operating income increased 40% to $89.9 million in 2003 from $64.3 million in 2002. Operating income before depreciation and amortization increased 28% to $109.9 million in 2003 from $86.0 million in 2002. Depreciation and amortization were $20.0 million in 2003 and $21.7 million in 2002. See tables on page 7 for a reconciliation of the non-GAAP (Generally Accepted Accounting Principles) term “operating income before depreciation and amortization” to net income, which is the most directly comparable GAAP financial measure.

Television net revenue increased 18% to $283.9 million in 2003 from $239.8 million in 2002 and operating income before depreciation and amortization increased 22% to $107.0 million in 2003 from $88.0 million in 2002.

On September 22, 2003, Univision Communications Inc. and Hispanic Broadcasting Corporation (HBC), the nation’s leading Spanish-language radio group, announced that the Federal Communications Commission granted clearance for their merger, and the transaction was completed. HBC has been renamed Univision Radio Inc.

	Three Months Ended September 30,
$ in Millions	Net Revenues		Operating Income (Loss) Before Depreciation and Amortization
	2003	2002	2003	2002

Television	$283.9	$239.8	$107.0	$88.0
Radio (a)	7.4	—	3.5	—
Music	25.7	27.5	1.1	1.8
Internet	4.1	2.5	(1.7)	(3.8)
Consolidated	$321.1	$269.8	$109.9	$86.0

(a) Radio was acquired on September 22, 2003.

$ in Millions (except per share data)	Consolidated Three Months Ended September 30,
	2003	2002	Change
Net revenues	$321.1	$269.8	19%
Net income	42.2	20.3	108%
Diluted EPS	0.16	0.08	100%

A. Jerrold Perenchio, Univision Communications Inc. Chairman and Chief Executive Officer, said, “We are extremely pleased with Univision Communications’ performance in the third quarter and the integration of HBC into the Univision family. This merger and the creation of Univision Radio has opened important new avenues of growth, as the combined company has achieved the scale and scope to better serve advertisers and the rapidly growing Hispanic community.  We expect that Univision’s new ability to offer advertisers the brand building power of television and the promotional power of radio will accelerate advertisers’ development of Spanish-language marketing campaigns.  This, in turn, will grow Spanish-language media spending.”

Ray Rodriguez, President and Chief Operating Officer, Univision Networks, said, “All three of our television networks helped fuel the company’s third quarter successes, growing their audiences in key dayparts among the most coveted demographics to record highs. As our audiences continue to grow, the audiences of our English-language television network competitors continue to decrease.”

Mac Tichenor, President and Chief Executive Officer, Univision Radio, said, “We are pleased to finally become part of the Univision family, and to begin the relationship having posted industry-leading revenue growth in the third quarter.  Univision Radio has already begun working with the Company’s other business units to identify opportunities to expand Univision’s business, and we believe capitalizing on these opportunities bodes well for our future prospects.”

FULL YEAR 2003 GUIDANCE

On a consolidated basis, Univision expects net revenue for 2003 to increase by approximately 20% to between $1.304 billion and $1.313 billion.  Operating income before depreciation and amortization is expected to increase by approximately 27 to 29% to between $421 million and $429 million.  Earnings per share are expected to increase from $0.34 in 2002 to between $0.52 and $0.54 in 2003.

Univision’s 2002 net revenues included $65 million from the World Cup soccer tournament and approximately $12 million from political spending, compared to approximately $2 million of political spending in 2003.

The earnings per share guidance above includes a non-cash pre-tax write-off of $3.6 million ($2.1 million net of tax) of deferred financing fees arising from Univision’s permanent reduction in its bank term loan as a result of its $700 million senior note offering in October 2003.

TELEVISION HIGHLIGHTS

Combined Univision Television Broadcast Networks Highlights

3rd Qtr ’03
Univision and TeleFutura
	Demographic	% Audience Change

Total Primetime
M-Su/7pm-11pm	Adults 18-34	+13%*
	Adults 18-49	+6%*
	Women 18-49	-1%
	Men 18-49	+16%*
	Persons 2+	+2%*

Sign-on to Sign-off
M-Su/7am-2am	Adults 18-34	+21%*
	Adults 18-49	+15%*
	Women 18-49	+11%*
	Men 18-49	+21%*
	Persons 2+	+12%*

*  Represents record 3rd quarter audience level (Univision and TeleFutura combined)

Source: Nielsen Media Research

Univision Network

Notwithstanding the tremendous growth of the TeleFutura Network, the Univision Network hit all-time high third quarter audience levels, drawing more Hispanic Adults 18-34 during primetime, total day and daytime, and more Hispanic Adults 18-49 during total day and daytime, than any previous third quarter.  In fact, Univision broadcast all of the 50 most-watched programs in English or Spanish during the quarter among Hispanic Households, Adults 18-49, Women 18-49 and Total Viewers, including the #1 novela, #1 morning show, #1 newscast, #1 talk show, #1 variety program, and #1 news magazine.

Univision’s owned and operated stations were #1 in overall market position during both primetime and total day in Los Angeles, Miami, Houston (tie), Phoenix and Bakersfield among Hispanic and non-Hispanic Adults 18-49, outperforming their English and Spanish-language competitors in the July Sweeps period. Univision’s early evening local newscast also took the #1 spot among all English and Spanish-language local news broadcasts in Los Angeles, Miami, New York, Phoenix and Fresno among Adults 18-49. The same was true in those same key markets plus Chicago, Houston, Dallas, Tucson and Bakersfield, among Adults 18-34.

TeleFutura Network

The TeleFutura Network drew its highest audience levels ever in any quarter with increases of at least 71% in all key dayparts among Adults 18-34 and 18-49. In primetime, TeleFutura doubled its Adult 18-34 and Persons 2+ audiences. While attracting viewers of all ages during the quarter, TeleFutura maintained its status as a network of choice for young Hispanics, attracting one of the youngest audiences of any broadcast network.

Locally, TeleFutura earned the #2 spot among Spanish-language stations during the July Sweeps — behind only Univision — during key broadcast hours among major demographics in the markets of Los Angeles, Chicago, Fresno, San Francisco, Dallas and Houston.

Galavisión Network

Galavisión’s primetime Adult 18-34, 18-49 and Persons 2+ audiences experienced growth of at least 30% in the quarter, reaching record third quarter levels.   In the month of September, Galavision achieved all-time high viewership levels in total day among Hispanic Households and Adults 18-34.  Galavision has posted third quarter Adult 18-49 audience increases for five consecutive years during total day, primetime and the weekend.

RADIO HIGHLIGHTS

Univision Radio posted industry leading revenue growth of 9.7% during the quarter on a same-station basis compared to 2.0% revenue growth for the radio industry as reported by the Radio Advertising Bureau (RAB).

Univision Radio captured the #1 position among all radio stations regardless of format or language in Los Angeles, Houston, Las Vegas, McAllen and El Paso among Adults 25-54.  In Los Angeles, KSCA (FM) was the number one station for the 21st consecutive ratings period, posting an approximate 20% ratings increase compared to the same period last year.  KSCA (FM)’s ratings growth and leadership position reflects the successful execution of its strategy to change the station’s programming line-up.  Among Adults 25-54, the station captured the #1 position in Los Angeles overall in the mornings and afternoons, with its new morning show “Piolín por la Mañana” and in the afternoon, with the show “El Cucuy de la Tarde.”

During the quarter, Univision Radio acquired four radio stations, programming two formats, in Puerto Rico, and one station each in Chicago and Sacramento.  Recently, the Company closed on the acquisition of a radio station serving Austin, Texas and agreed to acquire WLIR (FM), a station serving New York City and Long Island, New York.

MUSIC HIGHLIGHTS

During the third quarter, an average of 41 of the top 100 Latin albums sold in the U.S. were by Univision Music Group artists, growing UMG’s share of the U.S. and Puerto Rico Latin music sales to 37%. In addition, Fonovisa Records recording artist Los Temerarios album “Una Lágrima no Basta” achieved “Gold” status, selling more than a half-million units.

INTERNET HIGHLIGHTS

Univision.com continued to build upon its position as the #1 Spanish-language website among U.S. Hispanics.  During the 2003 third quarter, Univision.com’s page impressions grew 46% and ad impressions grew 41%, compared to the same period last year. Univision.com has also significantly grown its advertiser base, increasing the number of new advertisers by 66% compared to the same period last year.

NINE MONTH FINANCIAL RESULTS

Consolidated net revenues for the nine months ended September 30, 2003 increased 12% to $902.9 million from $807.1 million in 2002, which included incremental revenues from the 2002 World Cup soccer tournament.  Net income available to common stockholders increased 93% to $96.6 million in 2003 from $50.1 million in 2002 and EPS on income available to common stockholders increased to $0.37 in 2003 from $0.20 in 2002.  Operating income increased 34% to $226.1 million in 2003 from $168.7 million in 2002.  Operating income before depreciation and amortization increased 25% to $285.3 million in 2003 from $227.6 million in 2002. Depreciation and amortization were $59.2 million in 2003 and $58.9 million in 2002. See tables on page 8 for a reconciliation of the non-GAAP term “operating income before depreciation and amortization” to net income, which is the most directly comparable GAAP financial measure.

Television net revenue increased 7% to $803.3 million in 2003 from $749.8 million in 2002, which included incremental revenues from the 2002 World Cup soccer tournament, and operating income before depreciation and amortization increased 19% to $282.2 million in 2003 from $236.9 million in 2002, despite the loss of an estimated $3.0 million in revenue and $2.0 million in operating income due to coverage of the war in Iraq.

	Nine Months Ended September 30,
$ in Millions	Net Revenues		Operating Income (Loss) Before Depreciation and Amortization
	2003	2002	2003	2002

Television	$803.3	$749.8	$282.2	$236.9
Radio (a)	7.4	—	3.5	—
Music	82.3	49.1	7.4	1.8
Internet	9.9	8.2	(7.8)	(11.1)
Consolidated	$902.9	$807.1	$285.3	$227.6

(a) Radio was acquired on September 22, 2003.

$ in Millions (except per share data)	Consolidated Nine Months Ended September 30,
	2003	2002	Change
Net revenues	$902.9	$807.1	12%
Net income available to common stockholders	96.6	50.1	93%
Diluted EPS on income available to common stockholders	0.37	0.20	85%

Pro forma Results

The following unaudited pro forma information gives effect to the merger between the Company and Hispanic Broadcasting and assumes that the transactions had occurred as of the beginning of each period presented. The pro forma information is presented for informational purposes only. You should not rely on the pro forma information as an indication of the results of operations of future periods or the results that actually would have been realized had the companies been a single company during the periods presented. The pro forma information is based upon available information and upon certain assumptions that management of the Company believes are reasonable. The pro forma information includes adjustments that give effect to the merger under the purchase method of accounting. The pro forma information does not reflect any pro forma adjustments for other business acquisitions in 2002 or 2003 by the Company or Hispanic Broadcasting, including the Company’s acquisition of Fonovisa Music Group in April 2002, as they do not individually or in the aggregate exceed the threshold for reporting of a significant subsidiary.  The pro forma information does not reflect any adjustments for synergies that the Company expects to realize commencing upon consummation of the acquisition.

	Nine Months Ended September 30,
$ in Thousands (except per share data)	2003	2002
Net revenues	$1,106,829	$994,527
Net income	$116,016	$83,907

Basic Earnings Per Share	$0.36	$0.27

Diluted Earnings Per Share	$0.33	$0.24

Net income includes merger costs incurred by HBC and charged to operating expenses of $14,355,000 for the nine months ended September 30, 2003, and $3,000,000 for the nine months ended September 30, 2002.

CONFERENCE CALL AND WEBCAST

Univision will review its quarter-end financial results in a conference call with the investment community on Thursday, November 13, at 5:30 p.m. EDT.  The call can be accessed by dialing 913-981-4910 or via webcast at www.univision.net.   The webcast will be available for one year.  The call transcript will also be available on www.univision.net and the replay will be available for five days by dialing 888-203-1112 (within U.S.) or 719-457-0820 (outside U.S.) and entering reservation number: 178863.

# # #

Univision Communications Inc. is the premier Spanish-language media company in the United States.  Its operations include Univision Network, the most-watched Spanish-language broadcast television network in the U.S. reaching 97% of U.S. Hispanic Households; TeleFutura Network, a new general-interest Spanish-language broadcast television network reaching 78% of U.S. Hispanic Households; Univision Television Group, which owns and operates 23 Univision Network television stations and 1 non-Univision television station; TeleFutura Television Group, which owns and operates 30 TeleFutura Network television stations; Galavisión, the country’s leading Spanish-language cable network; Univision Radio, the leading Spanish-language radio group which owns and/or operates 66 radio stations in 17 of the top 25 U.S. Hispanic markets and 4 stations in Puerto Rico; Univision Music Group, which includes Univision Records, Fonovisa Records, and a 50% interest in Mexico-based Disa Records labels as well as Fonomusic and America Musical Publishing companies; and Univision Online, the premier Spanish-language Internet destination in the U.S. located at www.univision.com.  Univision Communications is headquartered in Los Angeles with television network operations in Miami and television and radio stations and sales offices in major cities throughout the United States.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including those relating to Univision’s future success and growth.  Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include cancellations or reductions in advertising; regional downturns in economic conditions in those areas where our stations are located; changes in the rules and regulations of the FCC; an increase in the preference among Hispanics for English-language programming; the need for any unanticipated expenses; competitive pressures from other broadcasters and other entertainment and news media; unexpected results from our unconsolidated subsidiaries; and unanticipated interruptions in our broadcasting for any reason, including acts of terrorism.  Actual results may differ materially due to these risks and uncertainties as well as those described in Univision’s filings with the Securities and Exchange Commission.  Univision assumes no obligation to update forward-looking information contained in this press release.

The Company uses the key indicator of operating income before depreciation and amortization primarily to evaluate the Company’s operating performance and for planning and forecasting future business operations. In addition, this key indicator is commonly used as a measure of performance for broadcast companies, is used by investors to measure a company’s ability to service debt and other cash needs, and provides investors the opportunity to evaluate the Company’s performance as it is viewed by management. Operating income before depreciation and amortization is not, and should not be used as, an indicator of or an alternative to operating income, net income or cash flow as reflected in the consolidated financial statements, is not a measure of financial performance under generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Since the definition of operating income before depreciation and amortization may vary among companies and industries it should not be used as a measure of performance among companies.

In accordance with SEC directives, the Company is providing a reconciliation of operating income before depreciation and amortization to consolidated net income and to operating income for each segment, which are the most directly comparable GAAP financial measures.

	Three Months Ended September 30, 2003
$ in Millions	Consolidated	Television	Radio (a)	Music	Internet
Operating income (loss) before depreciation and amortization	$109.9	$107.0	$3.5	$1.1	$(1.7)
Depreciation and amortization	20.0	16.4	0.3	2.3	1.0
Operating income (loss)	89.9	$90.6	$3.2	$(1.2)	$(2.7)
Interest expense, net	17.8
Equity income in unconsolidated subsidiaries/other	(0.6)
(Gain) on change in Entravision ownership interest	(0.2)
Amortization of deferred financing costs	0.9
Provision for income taxes	29.8
Net income	$42.2

(a) Radio was acquired on September 22, 2003.

	Three Months Ended September 30, 2002
$ in Millions	Consolidated	Television	Radio (a)	Music	Internet
Operating income (loss) before depreciation and amortization	$86.0	$88.0	$—	$1.8	$(3.8)
Depreciation and amortization	21.7	14.5	—	6.0	1.2
Operating income (loss)	64.3	$73.5	$—	$(4.2)	$(5.0)
Interest expense, net	22.4
Equity loss in unconsolidated subsidiaries/other	4.8
Loss on change in Entravision ownership interest	0.1
Amortization of deferred financing costs	0.9
Provision for income taxes	15.8
Net income	$20.3

(a) Radio was acquired on September 22, 2003.

	Nine Months Ended September 30, 2003
$ in Millions	Consolidated	Television	Radio (a)	Music	Internet
Operating income (loss) before depreciation and amortization	$285.3	$282.2	$3.5	$7.4	$(7.8)
Depreciation and amortization	59.2	47.7	0.3	7.6	3.6
Operating income (loss)	226.1	$234.5	$3.2	$(0.2)	$(11.4)
Interest expense, net	55.0
Equity loss in unconsolidated subsidiaries/other	7.3
(Gain) on change in Entravision ownership interest	(1.6)
Amortization of deferred financing costs	2.9
Provision for income taxes	65.9
Net income	$96.6

(a) Radio was acquired on September 22, 2003.

	Nine Months Ended September 30, 2002
$ in Millions	Consolidated	Television	Radio (a)	Music	Internet
Operating income (loss) before depreciation and amortization	$227.6	$236.9	$—	$1.8	$(11.1)
Depreciation and amortization	58.9	41.5	—	13.7	3.7
Operating income (loss)	168.7	$195.4	$—	$(11.9)	$(14.8)
Interest expense, net	66.1
Equity loss in unconsolidated subsidiaries/other	12.1
(Gain) on change in Entravision ownership interest	(1.8)
Amortization of deferred financing costs	2.9
Provision for income taxes	39.3
Net income	$50.1

(a) Radio was acquired on September 22, 2003.

UNIVISION COMMUNICATIONS INC.

The Company’s three and nine months operating results were:

	Three Months Ended September 30,			Nine Months Ended September 30,
$ in Millions (except per share data)	2003	2002	Change	2003	2002	Change
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Net revenues	$321.1	$269.8	19%	$902.9	$807.1	12%
Net income available to common stockholders	42.2	20.3	108%	96.6	50.1	93%

Basic EPS
Net income per share available to common stockholders	0.18	0.09	100%	0.42	0.22	91%
Weighted average common shares outstanding	236.6	228.1		231.0	223.1

Diluted EPS
Net income per share available to common stockholders	0.16	0.08	100%	0.37	0.20	85%
Weighted average common shares outstanding	266.7	257.3		260.7	255.9

Univision Communications Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
$ in Millions	2003	2002	2003	2002
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues
Television, Radio and Internet services	$295.4	$242.3	$820.6	$758.0
Music products and publishing	25.7	27.5	82.3	49.1
Total net revenues	321.1	269.8	902.9	807.1
Direct operating expenses of television, radio and Internet services	111.2	95.2	321.4	335.2
Direct operating expenses of music products and publishing	15.1	14.3	47.6	24.6
Total direct operating expenses (excluding depreciation expense)	126.3	109.5	369.0	359.8
Selling, general and administrative expenses (excluding depreciation expense)	84.9	74.3	248.6	219.7
Depreciation and amortization	20.0	21.7	59.2	58.9
Operating income	89.9	64.3	226.1	168.7
Interest expense, net	17.8	22.4	55.0	66.1
Amortization of deferred financing costs	0.9	0.9	2.9	2.9
Equity (gain) loss in unconsolidated subsidiaries / other	(0.6)	4.8	7.3	12.1
(Gain) loss on change in Entravision ownership interest	(0.2)	0.1	(1.6)	(1.8)
Income before taxes	72.0	36.1	162.5	89.4
Provision for income taxes	29.8	15.8	65.9	39.3
Net income available to common stockholders	$42.2	$20.3	$96.6	$50.1

UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

$ in Millions (except share and per share data)

	September 30, 2003	December 31, 2002
	(Unaudited)
ASSETS
Current assets:
Cash	$53.9	$35.7
Accounts receivable, net	308.3	238.6
Program rights	37.7	36.4
Prepaid expenses and other	79.9	74.3
Total current assets	479.8	385.0

Property and equipment, net	523.7	477.8
Intangible assets, net	4,987.3	1,425.2
Goodwill, net	1,417.9	506.4
Deferred financing costs, net	14.5	17.3
Program rights	41.1	36.7
Investments in unconsolidated subsidiaries	141.3	488.6
Investments at cost	364.6	28.6
Other assets	43.1	36.8
Total assets	$8,013.3	$3,402.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$215.6	$160.4
Income taxes	11.6	2.1
Accrued interest	9.4	20.6
Accrued license fees	13.5	11.8
Deferred advertising revenues	4.3	4.3
Program rights obligations	22.4	18.6
Current portion of long-term debt and capital lease obligations	5.8	5.4
Total current liabilities	282.6	223.2

Long-term debt including accrued interest	1,346.1	1,353.3
Capital lease obligations	74.5	78.9
Deferred advertising revenues	6.5	9.7
Program rights obligations	30.2	32.9
Deferred tax liabilities	1,222.7	115.5
Other long-term liabilities	28.3	30.8
Total liabilities	2,990.9	1,844.3

Stockholders’ equity:
Preferred stock, $.01 par value (10,000,000 shares authorized; 0 issued and outstanding)	—	—
Common stock, $.01 par value (1,040,000,000 shares authorized; 322,470,001 and 229,129,275 shares issued including shares in treasury at September 30, 2003 and December 31, 2002, respectively)	3.2	2.3
Paid-in-capital	4,589.2	1,219.9
Deferred compensation	(2.6)	—
Retained earnings	454.6	358.0
Accumulated other comprehensive income	0.2	0.1
	5,044.6	1,580.3
Less common stock held in treasury (1,017,180 shares at cost at September 30, 2003 and December 31, 2002)	(22.2)	(22.2)
Total stockholders’ equity	5,022.4	1,558.1
Total liabilities and stockholders’ equity	$8,013.3	$3,402.4

UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Nine Months Ended September 30,

 (Unaudited)

$ in Millions	2003	2002

Net income	$96.6	$50.1
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	51.1	44.5
Loss on sale of fixed assets	—	0.2
Equity loss in unconsolidated subsidiaries	6.2	10.1
Amortization of intangible assets and deferred financing costs	10.9	17.2
Deferred income taxes	30.4	24.3
Non-cash items	(3.3)	(2.9)
Changes in assets and liabilities; net of assets acquired and liabilities assumed
Accounts receivable	(3.7)	(52.2)
License fees payable	113.9	94.1
Payment of license fees	(112.2)	(91.5)
Program rights	1.9	(19.9)
Prepaid expenses and other assets	(0.2)	(16.6)
Accounts payable and accrued liabilities	14.3	4.2
Income taxes	19.6	(23.0)
Income tax benefit from options exercised	5.0	23.5
Accrued interest	(11.1)	—
Program rights obligations	(2.3)	21.0
Other, net	(4.1)	(5.4)
Net cash provided by operating activities	213.0	77.7

Cash flow from investing activities:
Station acquisitions	(103.9)	(680.8)
Capital expenditures	(37.1)	(69.7)
Investment in unconsolidated subsidiaries	(3.5)	2.8
Net cash used in investing activities	(144.5)	(747.7)

Cash flow from financing activities:
Proceeds from issuance of long-term debt	276.0	542.0
Repayment of long-term debt	(335.6)	(248.7)
Exercise of options	9.4	29.7
Increase in deferred financing costs	(0.1)	(0.1)
Net cash (used in) provided by financing activities	(50.3)	322.9

Net increase (decrease) in cash	18.2	(347.1)
Cash beginning of period	35.7	380.8

Cash end of period	$53.9	$33.7

Supplemental disclosure of cash flow information:
Interest paid	$43.2	$62.9
Income taxes paid	$10.5	$15.3